Exhibit 99.1

Source: Playlogic Entertainment, Inc

PRESS RELEASE

Playlogic Entertainment, Inc. Announces that it has successfully closed $7 Million in equity and loan through a Private Placement

(Amsterdam, The Netherlands) March 20, 2008 – Playlogic Entertainment, Inc. (OTCBB: PLGC) an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media; announced that it has successfully closed $3 million in equity ($1.00 per share) and $4 million in loan through a Private Placement. This loan of $4 million is bearing a yearly interest of 7% and a term of 2.5 years.

The total amount of $7 million is placed at existing and new shareholders, all accredited investors. After closing of this private placement, the company has 41.5 million common shares outstanding as per March 31st  2008.

The newly attracted funds will improve the working capital and equity position of the Company and to allow the Company to execute its business plan and adhere to release schedules for the year 2008.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Its internal game development studio is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, Playlogic's in-house development studio based in Breda, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Obscure II,” “Officers” and “Age of Pirates: Captain Blood” and “Evil Days of Luckless John” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION
Playlogic Entertainment, Inc.
Loana Leatomu, Corporate PR & IR Manager
T: +31 20 676 03 04
M: +31 6 13 73 20 10
E: lleatomu@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com